As filed with the Securities and Exchange Commission on March 21, 2000

                                                  Registration No. 333-_________
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                 ---------------

                                COLUMBIA BANCORP
             (Exact name of registrant as specified in its charter)
                                 ---------------

           Maryland                                         52-1545782
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                          Identification No.)
                                 ---------------

                          10480 Little Patuxent Parkway
                            Columbia, Maryland 21044
                                 (410) 465-4800
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)
                                 ---------------

                Suburban Bancshares, Inc. 1997 Stock Option Plan
                            (Full title of the plan)
                                 ---------------

      John M. Bond, Jr.                          James J. Winn, Jr., Esquire
      Columbia Bancorp                     Piper, Marbury Rudnick & Wolfe L.L.P.
10480 Little Patuxent Parkway                         6225 Smith Avenue
   Columbia, Maryland 21044                    Baltimore, Maryland 21209-3600
       (410) 465-4800                                  (410) 580-3000

 (Name, address, including zip code, and telephone number, including area code, of agents for service)
                                 ---------------

                                             CALCULATION OF REGISTRATION FEE
---------------------------- --------------------- --------------------- --------------------- ---------------------
                                                     Proposed Maximum      Proposed Maximum
    Title of Securities          Amount to be         Offering Price           Aggregate             Amount of
      to be Registered           Registered(a)         Per Share(b)        Offering Price(b)    Registration Fee(b)
----------------------------- --------------------- --------------------- --------------------- ---------------------
----------------------------- --------------------- --------------------- --------------------- ---------------------
       Common Stock,
  par value $.01 per share      108,312 shares            $8.755              $948,272               $251
----------------------------- --------------------- --------------------- --------------------- ---------------------

(a) This Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Suburban Bancshares, Inc. 1997 Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(b) Pursuant to Rules 457(c) and (h)(1), the proposed maximum offering price per share, proposed maximum aggregate offering price and amount of registration fee are based upon the average of the high and low prices of the Common Stock of the registrant on the NASDAQ National Market System on March 15, 2000.


================================================================================

                                     PART II


               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  Incorporation of Documents by Reference.

         The following documents have been filed by Columbia Bancorp (the "Company") with the Securities and Exchange Commission and are incorporated herein by reference: (a) Annual Report on Form 10-K for the year ended December 31, 1998; (b) Quarterly Reports on Forms 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, (c) Current Report on Form 8-K filed on October 4, 1999; and (d) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A dated June 9, 1994.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The documents required to be so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


ITEM 4.  Description of Securities.

         Not required.


ITEM 5.  Interests of Named Experts and Counsel.

         Certain legal matters in connection with the issuance of the Common Stock offered by this Registration Statement are being passed upon for the Company by Piper Marbury Rudnick & Wolfe L.L.P. of Baltimore, Maryland.


ITEM 6.  Indemnification of Directors and Officers.

         As permitted by the Maryland General Corporation Law ("MGCL"), Article Eighth, Paragraph (5) of the Company's Charter provides for indemnification of directors and officers of the Company, as follows:

                  The Corporation shall indemnify (a) its directors to the full extent provided by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures provided by such laws; (b) its officers to the same extent it shall indemnify its directors; and (c) its officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with law. The foregoing shall not limit the authority of the Corporation to indemnify other employees and agents consistent with law.

         The Company's By-Laws contain indemnification procedures that implement those of the Charter. The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the action or omission was unlawful.

         As permitted by the MGCL, Article Eighth, Paragraph (6) of the Company's Charter provides for limitation of liability of liability of directors and officers of the Company, as follows:

                  To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

         The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that
(i) the person actually received an improper benefit or profit in money, property or services or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

         As permitted under Section 2-418(k) of the MGCL, the Company has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not the registrant would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.

ITEM 7.  Exemption From Registration Claimed.

         Not applicable.


ITEM 8.  Exhibits.

Exhibit
Number         Description
-------        -----------

5 Opinion of Piper Marbury Rudnick & Wolfe L.L.P.(contains Consent of Counsel).

10.1           Suburban Bancshares, Inc. 1997 Stock Option Plan.

10.2 Plan and Agreement to Merger, by and between Columbia Bancorp and Suburban Bancshares, Inc., dated September 28, 1999, as amended (incorporated by reference to the Registrant's Current Report on Form 8-K filed on October 4, 1999).

10.3           Form of Stock Option  Agreement under Suburban  Bancshares,  Inc.
               1997 Stock Option Plan.

23.1           Consent of Counsel (contained in Exhibit 5).

23.2           Consent of Independent Accountants.

24             Power of Attorney.


ITEM 9.  Undertakings.

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                         (i) To  include  any  prospectus  required  by  section
                    10(a)(3) of Securities Act of 1933;

                         (ii) To reflect in the  prospectus  any facts or events
                    arising  after  the  effective  date  of  the   registration
                    statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                         (iii) To include any material  information with respect
                    to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Howard, and the State of Maryland on this 21st day of March, 2000.

                                       COLUMBIA BANCORP

                                       By:  /s/ John M. Bond, Jr.
                                            ----------------------
                                            John M. Bond, Jr.
                                            President, Chief Executive Officer
                                              and Treasurer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Principal Executive Officer:

   /s/ John M. Bond, Jr.      President, Chief Executive    Date: March 21, 2000
--------------------------       Officer and Treasurer
     John M. Bond, Jr.

Principal Financial and Accounting Officer:

 /s/ John A. Scaldara, Jr.    Executive Vice President,     Date: March 21, 2000
--------------------------     Chief Financial Officer
   John A. Scaldara, Jr.            and Secretary


A Majority of the Board of Directors:

Anand S. Bhasin, John M. Bond, Jr., Garnett Y. Clark, Jr., Hugh F.Z. Cole, Jr., William L. Hermann, Charles C. Holman, Winfield M. Kelly, Jr., Herschel L. Langenthal, Harry L. Lundy, Jr., Richard E. McCready, Kenneth H. Michael, James
R. Moxley, Jr., James R. Moxley, III, Vincent D. Palumbo, Lawrence A. Shulman, Maurice M. Simpkins, Robert N. Smelkinson and Albert W. Turner.



By:/s/ John M. Bond, Jr.      For himself and as            Date: March 21, 2000
    ---------------------      Attorney-in-Fact
     John M. Bond, Jr.

                                  EXHIBIT INDEX

Exhibit
Number         Description
-------        -----------

5 Opinion of Piper Marbury Rudnick & Wolfe L.L.P. (contains Consent of Counsel).

10.1           Suburban Bancshares, Inc. 1997 Stock Option Plan.

10.2 Plan and Agreement to Merger, by and between Columbia Bancorp and Suburban Bancshares, Inc., dated September 28, 1999, as amended (incorporated by reference to the Registrant's Current Report on Form 8-K filed on October 4, 1999).

10.3           Form of Stock Option  Agreement under Suburban  Bancshares,  Inc.
               1997 Stock Option Plan.

23.1           Consent of Counsel (contained in Exhibit 5).

23.2           Consent of Independent Accountants.

24             Power of Attorney.

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